Report of Independent Accountants

To the Stockholders of Modis Professional Services Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Modis Professional Services Inc. and Subsidiaries at December 31, 1997 and
1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers, LLP

Jacksonville FL
March 20, 1998, except for notes 15, 16 and 17 as to which the date is November 11, 1998.

Modis Professional Services Incorporated and Subsidiaries
Consolidated Balance Sheets.


                                                                                     DECEMBER 31,    December 31,
(dollar amounts in thousands except per share amounts)                                 1997             1996
-----------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                                         $     23,938   $     96,416
   Accounts receivable, net of allowance of $6,945 and $4,161                             230,934        119,210
   Prepaid expenses and other, net                                                          9,352          3,305
   Deferred income taxes                                                                      731              -
   Net assets of discontinued operations                                                  366,045        246,089
                                                                                     ----------------------------------
      Total current assets                                                                631,000        465,020
Furniture, equipment and leasehold improvements, net                                       27,367         13,814
Goodwill, net                                                                             693,327        348,774
Other assets                                                                               17,328         12,861
                                                                                     ----------------------------------
    Total assets                                                                     $  1,369,022   $    840,469
                                                                                     ==================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Notes payable and convertible debt                                                $     16,366   $     11,969
   Accounts payable and accrued expenses                                                   62,021         29,174
   Accrued payroll and related taxes                                                       37,647         23,702
   Deferred income taxes                                                                        -          2,476
                                                                                     ----------------------------------
     Total current liabilities                                                            116,034         67,321
Convertible debt                                                                           86,250         86,250
Notes payable, long-term portion                                                          347,785         17,119
Deferred income taxes                                                                       6,111              -
                                                                                     ----------------------------------
     Total liabilities                                                                    556,180        170,690
                                                                                     ----------------------------------
Commitments and contingencies
Shareholders' equity:
   Preferred stock, $.01 par value; 10,000,000 shares authorized;
      no shares issued and outstanding                                                          -              -
   Common stock, $.01 par value; 150,000,000 shares authorized
      103,692,098 and 99,226,813 shares issued and outstanding on
      December 31, 1997 and December 31, 1996, respectively                                 1,037            992
Additional contributed capital                                                            634,194        594,186
Retained earnings                                                                         181,068         79,035
Deferred stock compensation                                                                (3,457)        (4,434)
                                                                                     ----------------------------------
     Total shareholders' equity                                                           812,842        669,779
                                                                                     ----------------------------------
     Total liabilities and shareholders' equity                                      $  1,369,022   $    840,469
                                                                                     ==================================


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

Modis Professional Services Incorporated and Subsidiaries
Consolidated Statements of Income


                                                                               Years Ended December 31,
                                                                      ------------------------------------------
(dollar amounts in thousands except per share amounts)                     1997            1996          1995
- ----------------------------------------------------------------------------------------------------------------
Revenue                                                               $  1,164,124   $    580,016   $     90,489
Cost of revenue                                                            835,609        426,814         62,382
                                                                      ------------------------------------------
   Gross Profit                                                            328,515        153,202         28,107
                                                                      ------------------------------------------
Operating expenses:
   General and administrative                                              189,271         97,209         14,253
   Depreciation and amortization                                            22,456         10,303            868
   Merger related costs                                                          -         14,446              -
                                                                      ------------------------------------------
      Total operating expenses                                             211,727        121,958         15,121
                                                                      ------------------------------------------
         Income from operations                                            116,788         31,244         12,986
                                                                      ------------------------------------------
      Interest expense and other, net                                      (14,615)        (2,974)        (1,465)
                                                                      ------------------------------------------
Income from continuing operations before provision for income taxes        102,173         28,270         11,521
Provision for income taxes                                                  38,803         19,693          1,333
                                                                      ------------------------------------------
Income from continuing operations                                           63,370          8,577         10,188
Income from discontinued operations (net of income
   taxes of $26,739, $19,079 and $11,655, respectively)                     38,663         22,633         18,384
                                                                      ------------------------------------------
Net income                                                            $    102,033   $     31,210   $     28,572
                                                                      ==========================================
Basic income per common share from continuing operations              $       0.62   $       0.09   $       0.16
                                                                      ==========================================
Basic income per common share from discontinued operations            $       0.38   $       0.25   $       0.30
                                                                      ==========================================
Basic net income per common share                                     $       1.00   $       0.34   $       0.46
                                                                      ==========================================
Average common shares outstanding, basic                                   101,914         90,582         62,415
                                                                      ==========================================
Diluted income per common share from continuing operations            $       0.59   $       0.09   $       0.16
                                                                      ==========================================
Diluted income per common share from discontinued operations          $       0.34   $       0.24   $       0.27
                                                                      ==========================================
Diluted net income per common share                                   $       0.93   $       0.33   $       0.43
                                                                      ==========================================
Average common shares outstanding, diluted                                 113,109         95,317         69,328
                                                                      ==========================================
Unaudited pro forma data (Note 2):
   Net income before provision for pro forma income taxes                            $     31,210   $     28,572
   Provision for pro forma income taxes                                                    (3,642)         3,144
                                                                                   -----------------------------
         Pro forma net income                                                        $     34,852   $     25,428
                                                                                   =============================
Pro forma basic income per common share from continuing
   operations                                                                        $       0.13   $       0.11
                                                                                   =============================
Pro forma basic income per common share from discontinued
   opertaions                                                                        $       0.25   $       0.30
                                                                                   =============================
Pro forma basic net income                                                           $       0.38   $       0.41
                                                                                   =============================
Pro forma diluted income per common share from continuing
   operations                                                                        $       0.13   $       0.11
                                                                                   =============================
Pro forma diluted income per common share from discontinued
   operations                                                                        $       0.24   $       0.27
                                                                                   =============================
Pro forma diluted net income per common share                                        $       0.37   $       0.38
                                                                                   =============================


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

Modis Professional Services Incorporated and Subsidiaries
Consolidated Statements of Cash Flows


                                                                             Years Ended December 31,
                                                                    ------------------------------------------
(dollar amounts in thousands except for per share amounts)             1997           1996          1995
--------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Income from continuing operations                                $   63,370      $    8,577     $   10,188
   Adjustments to income from operations to net cash
    provided by operating activities:
       Depreciation and amortization                                    22,456          10,303            868
       Deferred income taxes                                             3,800           1,221           (345)
       Changes in assets and liabilities
         Accounts receivable                                           (45,188)        (34,761)        (5,451)
         Prepaid expenses and other assets                               1,592           9,335           (407)
         Accounts payable and accrued expenses                          (8,151)         12,432          9,654
         Accrued payroll and related taxes                               3,701          (6,433)        (1,549)
         Other, net                                                     (2,623)          5,294          4,124
                                                                    -----------------------------------------
           Net cash provided by operating activities                    38,957           5,968         17,082
                                                                    -----------------------------------------
Cash flows from investing activities:
   Purchase of investments                                                   -         (10,438)        (2,028)
   Sales and maturities of investments                                       -               -          8,842
   Investment in reverse repurchase agreements, net                          -          48,449        (48,449)
   Purchase of furniture, equipment and leasehold
     improvements, net of disposals                                     (8,126)         (7,345)        (2,349)
   Purchase of businesses, including additional earn-outs on
     acquisitions, net of cash acquired                               (357,776)       (305,963)       (23,089)
                                                                    -----------------------------------------
           Net cash used in investing activities                      (365,902)       (275,297)       (67,073)
                                                                    -----------------------------------------
Cash flows from financing activities:
   Bank overdraft, net                                                       -               -        (39,063)
   Proceeds from issuance of common stock, net of offering
     expenses paid                                                           -         424,677         72,403
   Proceeds from stock options exercised                                23,130           6,977          2,017
   Proceeds from issuance of convertible debentures                          -               -         85,663
   Borrowings on indebtedness                                          446,583          92,800          6,772
   Repayments on indebtedness                                         (133,853)       (115,745)       (18,058)
   Other, net                                                             (100)         (3,650)        (3,350)
                                                                    -----------------------------------------
           Net cash provided by financing activities                   335,760         405,059        106,384

Net increase in cash and cash equivalents                           -----------------------------------------
   from continuing operations                                            8,815         135,730         56,393

Net cash used in discontinued operations                               (81,293)        (77,038)       (18,669)

Cash and cash equivalents, beginning of year                            96,416          37,724              -
                                                                    -----------------------------------------
Cash and cash equivalents, end of year                              $   23,938      $   96,416     $   37,724
                                                                    =========================================


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                                               Years Ended December 31,
(dollar amounts in thousands except for per share amounts)                 1997           1996           1995
- ----------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOW INFORMATION
   Interest paid                                                      $     14,627   $      8,049   $      2,187
   Income taxes paid                                                        24,323          8,308          1,569

COMPONENTS OF CASH USED IN DISCONTINUED OPERATIONS

   Cash (used in) provided by operating activities                          (2,413)         6,081          7,114
   Cash used in financing activities                                       (94,323)       (54,509)       (50,999)
   Cash (used in) provided by investing activities                          15,443        (28,610)        25,216
                                                                        -----------------------------------------
     Net cash used in discontinued operations                              (81,293)       (77,038)       (18,669)
                                                                        =========================================

NON-CASH INVESTING AND FINANCING ACTIVITIES
During fiscal 1995, the Company completed numerous  acquisitions.  In connection with the acquisitions, liabilities were assumed as follows:
   Fair value of assets acquired                                                                    $     46,978
   Cash paid                                                                                             (28,285)
                                                                                                    ------------
   Liabilities assumed                                                                              $     18,693
                                                                                                    ============

In fiscal 1995, convertible subordinated debentures of $1,500 were converted by the Company into 1,127,262 shares of common stock.

During fiscal 1996, the Company completed numerous  acquisitions.  In connection with the acquisitions, liabilities were assumed as follows:
   Fair value of assets acquired                                                                    $    383,008
   Cash paid                                                                                            (296,612)
                                                                                                    ------------
   Liabilities assumed                                                                              $     86,396
                                                                                                    ============

In fiscal 1996, Convertible Subordinated Debentures of $1,300 were converted by the Company into 1,040,000 shares of common stock. Also, 345,000 shares of stock were issued to the President and Chief Executive Officer pursuant to the terms of a restricted stock grant.

During fiscal 1997, the Company completed numerous  acquisitions.  In connection with the acquisitions, liabilities were assumed as follows:
   Fair value of assets acquired                                                                    $    393,474
   Cash paid                                                                                            (308,067)
                                                                                                    ------------
   Liabilities assumed                                                                              $     85,407
                                                                                                    ============

In fiscal 1997, Convertible Subordinated Debentures of $1,000 were converted by the Company into 727,272 shares of common stock.

Modis Professioinal Services Incorporated and Subsidiaries
Consolidated Statements of Shareholders' Equity


                                            Preferred     Common           Additional              Deferred
(dollar amounts in thousands                  Stock       Stock           Contributed  Retained      Stock
except per share amounts)                Shares  Amount   Shares   Amount   Capital    Earnings  Compensation    Total
----------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1995                   -      -    9,519,505   $   95   $ 69,154   $  23,068    $  (175)  $ 92,142
Sale of common stock                                   2,500,000       25     72,378           -          -     72,403
Conversion of subordinated debentures      -      -      187,877        2      1,498           -          -      1,500
Exercise of stock options and related
   tax benefit                             -      -      143,169        2      2,018           -          -      2,020
Amortization of unearned compensation      -      -            -        -          -           -         96         96
Net income                                 -      -            -        -          -      28,572          -     28,572
McKinley income for the three months
   ended December 31, 1994                 -      -            -        -          -         702          -        702
Distribution to former shareholders of
   acquired S-corporations                 -      -            -        -          -      (2,350)         -     (2,350)
2 for 1 stock split                        -      -   12,350,551      123       (123)          -          -          -
                                           ---------------------------------------------------------------------------
Balance December 31, 1995                  -      -   24,701,102      247    144,925      49,992        (79)   195,085
3 for 1 stock split                        -      -   49,402,203      494       (494)          -          -          -
Sale of common stock                       -      -   20,017,575      200    424,477           -          -    424,677
Conversion of subordinated debentures      -      -    1,040,000       10      1,290           -          -      1,300
Issuance of restricted stock               -      -      345,000        3      4,889           -     (4,892)         -
Exercise of stock options and related
   tax benefit                             -      -    2,726,412       27     17,013           -          -     17,040
Vesting of restricted stock                -      -            -        -          -           -        537        537
Net income                                 -      -            -        -          -      31,210          -     31,210
Issuance of stock related to business
   combinations                            -      -      994,521       11      2,086       1,214          -      3,311
Distribution to former shareholders of
   acquired S-corporations                 -      -            -        -          -      (3,381)         -     (3,381)
                                           ---------------------------------------------------------------------------
Balance, December 31, 1996                 -      -   99,226,813      992    594,186      79,035     (4,434)   669,779
Conversion of subordinated debentures                    727,272        7        993                             1,000
Exercise of stock options and related
   tax benefit                             -      -    3,069,143       31     30,169           -          -     30,200
Vesting of restricted stock                -      -            -        -          -           -        977        977
Net income                                 -      -            -        -          -     102,033          -    102,033
Issuance of stock related to business
   combinations                            -      -      668,870        7      8,846           -          -      8,853
                                           ---------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                 -      -  103,692,098   $1,037   $634,194   $ 181,068    $(3,457)  $812,842
                                           ===========================================================================


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

Modis Professional Services Incorporated and Subsidiaries
Notes to Consolidated Financial Statements

1.  DESCRIPTION OF BUSINESS:

     Modis Professional Services Incorporated (formerly known as AccuStaff incorporated), including all subsidiaries unless the context requires otherwise, (Modis, or the Company), is an international provider of business services, including consulting, training and outsourcing services to businesses, professional and service organizations and governmental agencies through a branch office network of approximately 250 offices throughout the United States, Canada, and Europe. The Company's revenues are primarily from the United States since the Company's expansion outside the United States did not begin until 1997. The Company's ongoing business is organized into divisions: the Information Technology division and the Professional Services division, which generated 67.1% and 32.9% of the Company's fiscal 1997 revenue from continuing operations, respectively.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions have been eliminated in the accompanying consolidated financial statements.

Fiscal Year

   During 1996, the Company changed its fiscal year to a calendar year. In the prior years, the fiscal year ended on the Sunday closest to December 31 of each year. All fiscal years presented herein consist of 52 weeks.

Cash and Cash Equivalents

     Cash and cash equivalents include deposits in banks, government money market funds, and short-term investments with maturities, when acquired, of 90 days or less.

Furniture, Equipment, and Leasehold Improvements

     Furniture, equipment, and leasehold improvements are recorded at cost less accumulated depreciation and amortization. Depreciation of furniture and equipment is computed using the straight-line method over the estimated useful lives of the assets, ranging from 5 to 15 years. Amortization of leasehold improvements is computed using the straight-line method over the useful life of the asset or the term of the lease, whichever is shorter. Costs associated with the development of the Company's proprietary software package have been deferred and are being amortized over a five-year period. Total depreciation and amortization expense was $4,871, $3,055 and $313 for 1997, 1996 and 1995 respectively. Accumulated depreciation and amortization of furniture, equipment and leasehold improvements as of December 31, 1997 and 1996 was $29,459 and $22,387, respectively.

Goodwill

   Goodwill represents the excess of cost over fair value of net tangible assets acquired through acquisitions. Such excess of cost over fair value of net tangible assets acquired is being amortized on a straight-line basis over periods ranging from 15 to 40 years. Management periodically reviews the potential impairment of goodwill on a non-discounted cash flow basis to assess recoverability. If the estimated future cash flows are projected to be less than the carrying amount, an impairment write-down (representing the carrying amount of the goodwill which exceeds the present value of estimated expected future cash flows) would be recorded as a period expense. Accumulated amortization was $25,714 and $8,397 as of December 31, 1997 and 1996, respectively.

Revenue Recognition

     The Company recognizes as revenue, at the time the professional services are provided, the amounts billed to clients. In all such cases, the temporary worker is the Company's employee and all costs of employing the worker are the responsibility of the Company and are included in cost of services.

Stock Based Compensation

     The Company accounts for stock options as prescribed by APB Opinion No. 25 and includes pro forma information as prescribed by SFAS No. 123 in the Stockholders' Equity footnote to the Consolidated Financial Statements.

Income Taxes

     Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Net Income Per Common Share

     Basic and diluted net income per common share are presented in accordance with SFAS No. 128. Basic net income per common share is computed by dividing net income by the weighted average number of shares outstanding. Diluted net income per common share includes the dilutive effect of convertible debentures and stock options.

Pervasiveness of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Although management believes these estimates and assumptions are adequate, actual results may differ from the estimates and assumptions used.

Reclassifications

   Certain amounts have been reclassified in 1995 and 1996 to conform to the 1997 presentation.

Recent Accounting Pronouncements

   During 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for the Company's 1998 fiscal year. The Company is in the process of determining its preferred disclosure format.

   Additionally, during 1997, the FASB issued SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, which changes the way public companies report information about segments. SFAS No. 131, which is based on the management approach to segment reporting, includes requirements to report selected segment information quarterly and entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenues.

     During 1998, the American Institute of Certified Public Accountants' Executive Committee issued Statement of Position Number 98-1 (SOP 98-1), "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use". SOP 98-1 is effective for fiscal years beginning after December 15, 1998. Management believes that the Company is substantially in compliance with this pronouncement and that the implementation of this pronouncement will not have a material effect on the Company's consolidated financial position, results of operations or cash flows. Implementation is planned for fiscal 1999.

Unaudited Pro Forma Data

     The McKinley Group, Inc. (McKinley) and HJM Consulting, Inc. (HJM), prior to their acquisition by the Company, had elected to be treated as S Corporations for federal and state income tax purposes. As such, the taxable income of each company was reported to and subject to tax to its respective shareholders. The unaudited pro forma data on the consolidated statements of income provides approximate federal and state income taxes (by applying statutory income tax rates) that would have been incurred if McKinley and HJM had been subject to tax as a C Corporation.

3.   ACQUISITIONS

For the years ended December 31, 1997, 1996 and 1995

   The Company completed numerous acquisitions during 1997, 1996 and 1995 including McKinley, Career and HJM, for which the financial statements have been restated.

     In addition, the Company merged with Schwab Carrese and Associates, Inc. in fiscal 1997, and with Legal Support Personnel, Inc. in fiscal 1996, both of which were accounted for under the pooling-of-interests method of accounting. The Company acquired all of the stock of these companies in exchange for 263,550 and 561,786 shares of the Company's common stock for the 1997 and 1996 acquisitions, respectively. Due to the immaterial effect on prior periods, the Company's historical financial statements have not been restated.

Unaudited pro forma results of operations

   During 1997, 1996 and 1995, the Company made certain other acquisitions which were accounted for under the purchase method of accounting. Their operations are included in the Consolidated Statements of Income from the date of acquisition.

   The following unaudited pro forma consolidated results of operations give effect to the acquisitions made during 1997, 1996 and 1995 assuming the acquisitions had occurred at the beginning of the year in which each company was acquired and also at the beginning of the preceding year. Pro forma adjustments have been made to give effect to amortization of goodwill, interest expense on additional borrowings used to fund the acquisitions, and other adjustments, together with income tax effects.

The results for fiscal 1996, include $14,446, $10,818 net of taxes, in non-recurring acquisition costs related to the mergers with McKinley, Career, and HJM. Exclusive of these non-recurring costs, income from continuing operations and diluted income per common share from continuing operations would have been $37,820 and $0.40, for the fiscal year ended 1996. These pro forma amounts are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the entire periods presented. In addition, they are not intended to be projections of future results and do not reflect any synergies that might be achieved from combined operations.

                                                                                        Fiscal
                                                                      -------------------------------------------
(unaudited)                                                               1997           1996            1995
-----------------------------------------------------------------------------------------------------------------
Revenue from continuing operations                                    $  1,361,906   $  1,127,786   $    654,470
Income from continuing operations                                           68,084         27,002         14,926
Income from discontinued operations                                         39,050         23,312         20,222
Net income                                                            $    107,134   $     50,314   $     35,148
Diluted income per common share from continuing
   operations                                                         $       0.63   $       0.28   $       0.23
Diluted income per common share from discontinued
   operations                                                         $       0.35   $       0.24   $       0.29
Diluted net income per common share                                   $       0.98   $       0.52   $       0.52


4.  NOTES PAYABLE
Notes payable at December 31, 1997 and 1996 consisted of the following:

                                                                                                Fiscal
                                                                                     ---------------------------
                                                                                         1997            1996
- ----------------------------------------------------------------------------------------------------------------
Credit facilities                                                                    $    337,000   $          -
Notes payable to former shareholder's of acquired companies, plus interest ranging
   from 5.05% to 8.0% due through June 2000                                                27,151         28,088
                                                                                     ---------------------------
                                                                                          364,151         28,088
Current portion of notes payable                                                           16,366         10,969
                                                                                     ---------------------------
Long-term portion of notes payable                                                   $    347,785   $     17,119
                                                                                     ===========================

   The Revolving Credit Facility contains certain covenants such as requiring the Company to maintain certain minimum financial ratios and does not permit the payment of dividends. The facility is unsecured, but is guaranteed by each of the Company's subsidiaries. The Company was in compliance with all covenants as of December 31, 1997 and 1996.

   On May 23, 1997, the Facility was amended and restated, increasing the available line from $150,000 to $500,000. The Facility has a term expiring May 23, 2002 and bears interest using an incentive pricing model based on the LIBOR, federal funds, or the prime rate.

   On February 6, 1998 the Company received a commitment from its primary lender for $300 million of additional borrowings in the form of a revolving credit facility. The commitment expires February 5, 2000 and contains substantially all of the same terms as the Company's existing credit facility.


   Maturities of loans and convertible debt (See Note 12), are as follows for the fiscal years subsequent to December 31, 1997:


Fiscal year
- ------------------------------------

1998                        $ 16,366
1999                           9,650
2000                           1,135
2001                               -
2002                         423,250
                            --------
                            $450,401
                            ========

5.  COMMITMENTS AND CONTINGENCIES:

Leases

   The Company leases office space under various noncancelable operating leases. The following is a schedule of future minimum lease payments with terms in excess of one year:


Fiscal Year
-------------------------------------------------------------------------------------------------------
1998                                                                                            $ 9,153
1999                                                                                              7,511
2000                                                                                              5,468
2001                                                                                              3,506
2002                                                                                              2,056
Thereafter                                                                                        3,538
                                                                                                -------
                                                                                                $31,232
                                                                                                =======

Total rent expense for fiscal 1997, 1996 and 1995 was $10,175, $4,303, and $365 respectively.

Litigation

   The company is a party to a number of lawsuits and claims arising out of the ordinary conduct of its business. In the opinion of management, based on the advice of in-house and external legal counsel, the lawsuits and claims pending will not have a material adverse effect on the Company's financial position.

6.   INCOME TAXES:

     A comparative analysis of the provision for income taxes from continuing operations is as follows:

                                           Fiscal
                          ------------------------------------
                             1997           1996          1995
- --------------------------------------------------------------
Current:
   Federal                $   30,210     $   15,594   $  1,362
   State                       3,347          2,878        316
   Foreign                     1,446              -          -
                          ------------------------------------
                              35,003         18,472      1,678
                          ------------------------------------
Deferred:
   Federal:                    2,991            948       (226)
   State:                        361            273       (119)
   Foreign:                      448              -          -
                          ------------------------------------
                               3,800          1,221       (345)
                          ------------------------------------
                          $   38,803     $   19,693      1,333
                          ====================================


     The difference between the actual income tax provision and the tax provision computed by applying the statutory federal income tax rate to income from continuing operations before provision for income taxes is attributable to the following:

                                                                                Fiscal
                                                         --------------------------------------------------------------
                                                           1997                  1996                 1995
                                                         --------------------------------------------------------------
                                                          AMOUNT   PERCENTAGE  AMOUNT   PERCENTAGE  AMOUNT  PERCENTAGE
- -----------------------------------------------------------------------------------------------------------------------
Tax computed using the federal statutory rate            $  35,761     35.0%  $  9,895     35.0%    $  4,032      35.0%
State income taxes, net of federal income tax effect         2,699      2.6      1,305      4.7          502       4.4
Pre-acquisition earnings of acquired S corporations              -        -     (1,081)    (3.8)      (3,144)    (27.3)
Acquired subsidiaries change from cash to accrual basis          -        -      4,723     16.7            -         -
Non-deductible merger related costs                              -        -      4,081     14.4            -         -
Permanent differences and other                                343      0.4        770      2.7          (57)     (0.5)
                                                         --------------------------------------------------------------
                                                         $  38,803     38.0%  $ 19,693     69.7%    $  1,333      11.6%
                                                         ==============================================================

   The components of the deferred tax assets and liabilities recorded in the accompanying consolidated balance sheets are as follows:

                                                                                                 Fiscal
                                                                                     ---------------------------
                                                                                          1997            1996
- ----------------------------------------------------------------------------------------------------------------
Gross deferred tax assets:
   Self-insurance reserves                                                           $        376   $        628
   Allowance for doubtful accounts receivable                                                 897            601
   Purchase accounting adjustments                                                          2,910          1,561
   Amortization of computer software costs                                                    135            (87)
   Depreciation and amortization of furniture, equipment and leasehold improvements         1,043            478
   Other                                                                                    1,872            187
                                                                                     ---------------------------
      Total gross deferred tax assets                                                       7,233          3,368
                                                                                     ---------------------------
Gross deferred tax liabilities:
   Amortization of goodwill                                                               (10,202)        (1,405)
   Acquired subsidiaries change from cash to accrual basis                                 (2,411)        (3,746)
   Other                                                                                        -           (292)
                                                                                     ---------------------------
      Total gross deferred tax liabilities                                                (12,613)        (5,443)
                                                                                     ---------------------------
      Net deferred tax liability (1)                                                 $     (5,380)   $    (2,075)
                                                                                     ===========================


(1) Deferred tax assets of $401 have been included in the non-current balance sheet captions "other" at December 31, 1996.

   Management has determined, based on the history of prior taxable earnings and its expectations for the future, taxable income will more likely than not be sufficient to fully realize deferred tax assets and, accordingly, has not reduced deferred tax assets by a valuation allowance.



7.   EMPLOYEE BENEFIT PLANS:

Profit Sharing Plan

   The Company has a discretionary contribution profit sharing plan that includes a 401(k) plan, which covers all non-highly compensated (as defined by IRS regulations) full time employees over age twenty-one with at least one year of employment and 1,000 hours of service. The Company also has a non-qualified deferred compensation plan for its highly compensated employees. The Company may make annual contributions at the discretion of the Board of Directors, but contributions are limited to the maximum amount allowed under the provisions of the Internal Revenue Code. The Company did not contribute to the profit sharing plan during fiscal 1997, 1996, or 1995. Effective July 1, 1997, the Company established a separate plan for employees of the professional divisions so as to make employees of those divisions eligible to participate in that plan after 90 days or 375 hours of service. The amended plan is retroactive, giving effect to service performed prior to July 1, 1997.

     The Company has assumed many 401(k) plans of acquired subsidiaries and intends to merge these plans into the Company's plan in the future. Effective January 1, 1998, a significant number of the profit sharing plans were merged and amended to become contributory plans. Pursuant to the terms of the various profit sharing plans, the Company will match 50% of employee contributions up to the first 5% of total eligible compensation, as defined.

8.  STOCKHOLDERS' EQUITY

Public Offerings of Common Stock

   On October 3, 1995, the Company completed an offering for the sale of 15,000,000 shares of common stock. The Company received $72,403 from the sale of the shares, net of underwriting discount and expenses associated with the offering. A portion of the net proceeds were used to repay all outstanding indebtedness under the Company's credit facility, which was approximately $8,500. The remaining proceeds, expended through December 31, 1995, were used primarily to fund additional acquisitions.

   In April 1996, the Company completed an offering for the sale of 11,790,000 shares of common stock. The Company received $304,900 from the sale of the shares, net of underwriting discount and expenses associated with the offering. The net proceeds were used to repay all outstanding indebtedness under the Company's credit facility, which was approximately $92,800. The remaining proceeds have been used primarily to fund acquisitions.

   The Company's subsidiary, Career, prior to the date of the merger with the Company, completed offerings in which Career issued 8,227,575 shares of common stock, adjusted for the conversion to the Company's shares of common stock, in which Career received $119,777, net of underwriting discounts and expenses associated with the offerings. Career used a portion of the proceeds from its initial offering to repay subordinated notes.

Incentive Employee Stock Plans

   Effective December 19, 1993, the Board of Directors approved the 1993 Stock Option Plan (the 1993 Plan) which provides for the granting of options for the purchase of up to an aggregate of 2,400,000 shares of common stock to key employees.

   Under the 1993 Plan, the Stock Option Committee (the Committee) of the Board of Directors has the discretion to award stock options, stock appreciation rights (SARS) or restricted stock options or non-qualified options and the option price shall be established by the Committee. Incentive stock options may be granted at an exercise price not less than 100% of the fair market value of a share on the effective date of the grant and non-qualified options may be granted at an exercise price not less than 50% of the fair market value of a share on the effective date of the grant.

   On August 24, 1995, the Board of Directors approved the 1995 Stock Option Plan (the 1995 Plan) which provided for the granting of options up to an aggregate of 3,000,000 shares of common stock to key employees under terms and provisions similar to the 1993 Plan. During fiscal 1996 and 1997, the 1995 Plan was amended to provide for the granting of an additional 6,000,000 and 3,000,000 shares, respectively.

   The Company has assumed the stock option plans of its acquired subsidiary, Career, in accordance with terms of the merger agreement dated November 14, 1996. At the date of acquisition Career had 2,254,831 options outstanding under the plans which were assumed. As of December 31, 1997 the plan had 372,445 options outstanding.

Non-Employee Director Stock Plan

     Effective December 29, 1993, the Board of Directors of the Company approved a stock option plan (Director Plan) for non-employee directors, whereby 600,000 shares of common stock have been reserved for issuance to non-employee directors. The Director Plan allows each non-employee director to purchase 60,000 shares at an exercise price equal to the fair market value at the date of the grant upon election to the Board. In addition, each non-employee director is granted 20,000 options upon the anniversary date of the director's initial election date. The options become exercisable ratably over a five-year period and expire ten years from the date of the grant. However, the options are exercisable for a maximum of three years after the individual ceases to be a director and if the director ceases to be a director within one year of appointment the options are canceled. In fiscal 1996, the Company granted 80,000 options under the Director's Plan at an average exercise price of $25.31. In fiscal 1997 the Company granted 120,000 options at an average exercise price of $28.35. During 1997, the Board of Directors amended the non-employee director stock plan, increasing the number of shares available under the plan to 1.6 million shares.

   The following table summarizes the Company's Stock Option Plans:

                                                                                                         Weighted
                                                                                       Range of          Average
                                                                         Shares     Exercise Prices   Exercise Price
---------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1995                                                2,935,716   $ 0.18 - $ 5.81      $   1.08
   Granted                                                              4,002,493   $ 2.31 - $11.00      $   4.74
   Exercised                                                             (867,113)  $ 0.18 - $ 5.80      $   0.37
   Canceled                                                                (6,640)  $ 1.39 - $ 5.81      $   1.25
                                                                       ----------------------------------------------
Balance, December 31, 1995                                              6,064,456   $ 0.18 - $11.00      $   3.88
   Granted                                                              6,594,535   $11.27 - $33.75      $  19.50
   Exercised                                                           (2,029,163)  $ 0.18 - $12.09      $   2.76
   Canceled                                                               (61,467)  $ 5.81 - $22.22      $  11.69
                                                                       ----------------------------------------------
Balance, December 31, 1996                                             10,568,361   $ 0.69 - $33.75      $  13.67
   Granted                                                              2,452,176   $16.13 - $31.38      $  18.92
   Exercised                                                           (3,069,143)  $ 1.25 - $32.00      $   7.02
   Canceled                                                               (43,273)  $11.80 - $24.92      $  23.18
                                                                       ----------------------------------------------
BALANCE, DECEMBER 31, 1997                                              9,908,121   $ 0.69 - $33.75      $  16.76
                                                                       ==============================================


   The following table summarizes information about stock options outstanding at December 31, 1997:

                                                         Outstanding                          Exercisable
                                           ------------------------------------------- -----------------------------
                                                                        Average                        Average
                                                          Average       Exercise                       Exercise
                                            Shares        life (a)        Price          Shares         Price
--------------------------------------------------------------------------------------------------------------------
$  0.83 - $ 13.67                          2,299,699       7.20             5.66       1,656,405         4.95
$ 13.83 - $ 13.83                            344,200       8.03            13.83          34,200        13.83
$ 14.50 - $ 14.50                          1,920,000       8.07            14.50       1,632,000        14.50
$ 16.00 - $ 19.75                          2,056,722       9.02            17.44         151,738        17.18
$ 20.00 - $ 33.75                          3,287,500       8.41            25.67       1,646,717        25.95
                                           -------------------------------------------------------------------------
Total                                      9,908,121       8.18         $  16.76       5,121,060     $  15.16
                                           =========================================================================

(a) Average contractual life remaining in years.

     At year-end 1996, options with an average exercise price of $8.07 were exercisable on 5.0 million shares; at year-end 1995, options with an average exercise price of $3.28 were exercisable on 3.5 million shares.

     The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation," issued in October 1995. As permitted by the provisions of SFAS No. 123, the Company applied APB Opinion 25 and related interpretations in accounting for its employee stock option plans and, accordingly, does not recognize compensation cost. If the Company had elected to recognize compensation cost for options granted in 1996 and 1997, based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                                                         1997            1996
--------------------------------------------------------------------------------------------------------------------
Net Income
   As reported                                                                       $    102,033   $     31,210
   Pro forma                                                                         $     92,353   $     21,717
Basic net income per common share
   As reported                                                                       $       1.00   $       0.34
   Pro forma                                                                         $       0.91   $       0.24
Diluted net income per common share
   As reported                                                                       $       0.93   $       0.33
   Pro forma                                                                         $       0.85   $       0.24



   The weighted average fair values of options granted during 1997 and 1996 were $6.16 and $4.57 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black Scholes option-pricing model with the following assumptions:

                                                                                               Fiscal
                                                                                         1997          1996
-------------------------------------------------------------------------------------------------------------
Expected dividend yield                                                                     -             -
Expected stock price volatility                                                           .30           .30
Risk-free interest rate                                                                  6.12          5.90
Expected life of options (years)                                                         3.40          3.50


   During Fiscal 1996, the Company's Board of Directors issued a restricted stock grant of 345,000 shares, under the 1995 Plan, to the Company's President and Chief Executive Officer, which vests over five years. The Company recorded $4,892 in deferred compensation expense which is being amortized on a straight line basis over the vesting period of the grant.

Stock Splits

   Effective November 27, 1995, the Company's Board of Directors approved a two-for-one stock split of common stock for stockholders of record as of November 9, 1995. A total of $123 was transferred from additional contributed capital to the stated value of common stock in connection with the stock split. The par value of the common stock remains unchanged. All share and per share amounts have been restated to retroactively reflect the stock split.

   Effective March 6, 1996, the Company's Board of Directors approved a three-for-one stock split of common stock for stockholders of record as of March 20, 1996. A total of $494 was transferred from additional contributed capital to the stated value of common stock in connection with the stock split. The par value of the common stock remains unchanged. All share and per share amounts have been restated to retroactively reflect the stock split.

9.  NET INCOME PER COMMON SHARE

     In accordance with SFAS No. 128, "Earnings per Share", the calculation of basic net income per common share and diluted net income per common share from continuing and discontinued operations is presented below:

                                                                          1997            1996          1995
- ----------------------------------------------------------------------------------------------------------------
Basic net income per common share computation:
   Income available to common shareholders from
      continuing operations                                           $     63,370   $      8,577   $     10,188
                                                                      ------------------------------------------
   Income available to common shareholders from
      discontinued opertations                                        $     38,663   $     22,633   $     18,384
                                                                      ------------------------------------------
   Basic average common shares outstanding                                 101,914         90,582         62,415
                                                                      ------------------------------------------
   Basic income per common share from continuing
      operations                                                      $       0.62   $       0.09   $       0.16
                                                                      ==========================================
   Basic income per common share from discontinued
      operations                                                      $       0.38   $       0.25   $       0.30
                                                                      ==========================================
   Basic net income per common share                                  $       1.00   $       0.34   $       0.46
                                                                      ==========================================
Diluted net income per common share computation:
   Income available to common shareholders from continuing
      operations                                                      $     63,370   $      8,577   $     10,188
   Interest paid on convertible debt, net of tax benefit (1)                 3,712              -            840
   Income available to common shareholders and assumed                ------------------------------------------
   conversions from continuing operations                             $     67,082   $      8,577   $     11,028
Income available to common shareholders from                          ------------------------------------------
      discontinued opertations                                        $     38,663   $     22,633   $     18,384
                                                                      ------------------------------------------
   Average common shares outstanding                                       101,914         90,582         62,415
   Incremental shares from assumed conversions:
      Convertible debt (1)                                                   7,599              -          4,286
      Stock options                                                          3,596          4,735          2,627
                                                                      ------------------------------------------
   Diluted average common shares outstanding                               113,109         95,317         69,328
                                                                      ------------------------------------------
   Diluted income per common share from continuing
      operations                                                      $       0.59   $       0.09   $       0.16
                                                                      ==========================================
   Diluted income per common share from discontinued
      operations                                                      $       0.34   $       0.24   $       0.27
                                                                      ==========================================
   Diluted net income per common share                                $       0.93   $       0.33   $       0.43
                                                                      ==========================================
(1) The Company's convertible debt did not have a dilutive effect on earings per share from continuing operations during fiscal 1996.


10. CONCENTRATION OF CREDIT RISK:

   The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and trade accounts receivable. The Company places its cash with what it believes to be high credit quality institutions. At times such investments may be in excess of the FDIC insurance limit. The Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited.


11. CONVERTIBLE DEBT:

     At January 1, 1995, the Company had outstanding $1,800 of 6% Convertible Subordinated Debentures due January 31, 1997. The debentures were convertible at the option of the debenture holders into shares of the Company's common stock at a price of $1.25 per share. In addition, certain debenture holders were issued options to purchase an additional $2,000 of 6% convertible subordinated debentures, due January 31, 1997, which were convertible into shares of the Company's common stock at $1.38 per share. During fiscal 1995 the debenture holders converted their options. Debentures in the amount of $1,000, $1,300 and $1,500 in principal amount of the Company's 6% debentures were converted into 727,272, 1,040,000 and 1,127,262 shares of the Company's common stock during 1997, 1996 and 1995, respectively.

   The Company's subsidiary, Career, has $86,250 of 7% Convertible Senior Notes due 2002 which have been assumed by the Company pursuant to their November 1996 merger. Interest on the notes is paid semiannually on May 1 and November 1 of each year. The notes are convertible at the option of the holder thereof, at any time after 90 days following the date of original issuance thereof and prior to maturity, unless previously redeemed, into shares of common stock of the Company at a conversion price of $11.35 per share, subject to adjustment in certain events. See note 16.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

   Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and the relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using other valuation techniques, such as discounting estimated future cash flows using a rate commensurate with the risks involved or other acceptable methods. These techniques involve uncertainties and are significantly affected by the assumptions used and the judgments made regarding risk characteristics of various financial instruments, prepayments, discount rates, estimates of future cash flows, future suspected loss experience and other factors. Changes in assumptions could significantly affect these estimates. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair value, the Company's fair values should not be compared to those of other companies. Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. For certain assets and liabilities, the information required is supplemented with additional information relevant to an understanding of the fair value.

The method and assumption used to estimate the fair value of debt instruments is based on rates available to the Company for debt with similar terms and maturities and approximates its carrying amount.


13.  SUMMARY DATA OF SUBSIDIARY:

The following table details the summarized financial information of the Company's wholly owned subsidiary, Career Horizons, Inc., and Career Horizons' subsidiaries as of and for the fiscal year ended December 31, 1997 and have been included in the accompanying Consolidated Balance Sheet and Consolidated Statement of Income as 'Net assets of discontinued operations' and 'Income from discontinued operations', respectively:

                                                                                Dec. 31, 1997
---------------------------------------------------------------------------------------------
Current assets                                                                   $    186,674
Non-current assets                                                                    251,261
Current liabilities                                                                    67,459
Non-current liabilities                                                               114,520
Revenue                                                                               901,465
Gross profit                                                                          232,520
Income from operations                                                                 59,883

14.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                     For the Three Months Period Ended                  For the
                                       ----------------------------------------------------------     Year Ended
                                          Mar. 31,        June 30,       Sept. 30,      Dec. 31,        Dec. 31,
                                            1997            1997           1997           1997           1997
-------------------------------------------------------------------------------------------------   ---------------
Revenue                                 $   242,234   $    273,675    $    302,271   $    345,944   $  1,164,124
Gross profit                                 65,413         75,888          87,991         99,223        328,515
Income from continuing operations            14,750         12,886          16,549         19,185         63,370
Pro forma income from continuing
   operations                                14,750         12,886          16,549         19,185         63,370
Income from discontinued operations,
   net of taxes                               6,711         11,001          12,142          8,809         38,663
Pro forma net income                         21,461         23,887          28,691         27,994        102,033
Basic income per common share from
    continuing operations                      0.14           0.13            0.16           0.19           0.62
Basic income per common share from
    discontinued operations                    0.07           0.11            0.12           0.08           0.38
Basic net income per common share              0.21           0.24            0.28           0.27           1.00
Diluted income per common share from
   continuing operations                       0.14           0.12            0.15           0.18           0.59
Diluted income per common share from
   discontinued operations                     0.06           0.10            0.11           0.07           0.34
Diluted net income per common share            0.20           0.22            0.26           0.25           0.93
Pro forma basic income from
   continuing operations                       0.14           0.13            0.16           0.19           0.62
Pro forma basic income from
   discontinued operations                     0.07           0.11            0.12           0.08           0.38
Pro forma basic net income                     0.21           0.24            0.28           0.27           1.00
Pro forma dilutive income from
   continuing operations                       0.14           0.12            0.15           0.18           0.59
Pro forma dilutive income from
   discontinued operations                     0.06           0.10            0.11           0.07           0.34
Pro forma dilutive net income           $      0.20   $       0.22    $       0.26   $       0.25   $       0.93





                                                     For the Three Months Period Ended                   For the
                                       ----------------------------------------------------------      Year Ended
                                         Mar. 31,         June 30,       Sept. 30,      Dec. 31,         Dec. 31,
                                           1996             1996           1996           1996            1996
-------------------------------------------------------------------------------------------------   ---------------
Revenue                                $     99,903   $    130,961    $    155,344   $    193,808   $    580,016
Gross profit                                 25,131         33,070          41,669         53,332        153,202
Income from continuing operations             2,237          2,152           9,207         (5,019)         8,577
Pro forma income from continuing
   operations                                 1,782          3,169           9,207         (1,939)        12,219
Income from discontinued operations,
   net of taxes                               6,163          8,251           8,719           (500)        22,633
Pro forma net income                          7,945         11,420          17,926         (2,439)        34,852
Basic income per common share from
    continuing operations                      0.03           0.02            0.10          (0.06)          0.09
Basic income per common share from
    discontinued operations                    0.08           0.09            0.09          (0.01)          0.25
Basic net income per common share              0.11           0.11            0.19          (0.07)          0.34
Diluted income per common share from
   continuing operations                       0.03           0.02            0.09          (0.05)          0.09
Diluted income per common share from
   discontinued operations                     0.08           0.08            0.09          (0.01)          0.24
Diluted net income per common share            0.11           0.10            0.18          (0.06)          0.33
Pro forma basic income from
   continuing operations                       0.02           0.03            0.10          (0.02)          0.13
Pro forma basic income from
   discontinued operations                     0.08           0.09            0.09          (0.01)          0.25
Pro forma basic net income                     0.10           0.12            0.19          (0.03)          0.38
Pro forma dilutive income from
   continuing operations                       0.02           0.03            0.09          (0.01)          0.13
Pro forma dilutive income from
   discontinued operations                     0.08           0.08            0.09          (0.01)          0.24
Pro forma dilutive net income           $      0.10   $       0.11    $       0.18   $      (0.02)  $       0.37


15.  DISCONTINUED OPERATIONS


Effective September 27,1998, the Company sold its commercial staffing businesses (the "Commercial Businesses"). As a result, the Commercial Businesses have been reported as a discontinued operation, and the consolidated financial statements have been reclassified to segregate the net assets and operating results of the Commercial Businesses. The Commercial Businesses were sold for $850 million in cash to Randstad U.S., L.P. ('Randstad') , the U.S. operating company of Ranstad Holding nv, an international staffing company based in The Netherlands. The purchase price is subject to adjustment based on final tangible net worth, as defined in the purchase agreement. The after-tax gain on the sale (unaudited) prior to any purchase price adjustment is approximately $240 million which is net of related taxes of approximately $210 million.

The sale of the Commercial Businesses represents the disposal of a segment of the Company's business. Accordingly, the financial statements for the years ended December 31, 1997, 1996 and 1995 have been reclassified to separate the revenues, costs and expenses, assets and liabilities, and cash flows of the Commercial Businesses sold. The net operating results of the Commercial Businesses have been reported, net of applicable income taxes, as 'Income from Discontinued Operations'. The net assets of the Commercial Businesses have been reported as 'Net Assets of Discontinued Operations'; and the net cash flows of the Commercial Businesses have been reported as 'Net Cash Used In Discontinued Operations'.

Summarized financial information for the discontinued operations follows:

      For the years ended
      December 31                                             1997             1996             1995
      (dollars in thousands)
      Revenues                                              $  1,260,702      $  1,031,431      $  772,479
      Cost of Revenues                                           975,489          807,940          608,207
      Operating Expenses                                         215,437          181,350          133,080
           Operating Income                                       69,776           42,141           31,192
      Interest, net                                                4,374              429            1,153
      Provision for income taxes                                  26,739           19,079           11,655
           Income from discontinued operations                    38,663           22,633           18,384



Results of the discontinued Commercial Business include the allocation of certain net common expenses for corporate support and back office functions totaling approximately $1.2 million, $ 1.5 million, and $4.6 million for the years ended December 31, 1997, 1996 and 1995, respectively. Additionally, the results of discontinued operations include allocations of consolidated interest expense totaling $4.4 million, $0.4 million and $1.2 million for fiscal 1997 1996 and 1995, respectively. The allocations were based on the historic funding needs of the discontinued opertaions, including: the purchases of property, plant and equipment, acquisitions, current income tax liabilities and fluctuating working capital needs. The net assets of the Company's discontinued operations are as follows:

                                                              December 31,     December 31,
     (dollars in thousands)                                       1997             1996
     Receivables                                             $   195,415       $  147,643
     Other current assets                                         60,674           63,261
          Total current assets                                   256,089          210,904

     Furniture, Equipment and Leasehold Improvements              21,210           16,316
     Goodwill                                                    189,659          102,745
     Other Assets                                                  9,581            7,743
          Total Assets                                           476,539          337,708

     Current Liabilities                                          79,623           82,268
     Non-current liabilities                                      30,871            9,351
          Total liabilities                                      110,494           91,619
                                                            -------------------------------
             Total Net assets of discontinued operations     $   366,045       $  246,089
                                                            ===============================

16.  REDEMPTION OF CONVERTIBLE DEBENTURES AND NEW CREDIT FACILITY

On October 1, 1998 the Company called the 7% Convertible Senior Notes described in note 11 to be converted as of November 1, 1998. As of November 1, 1998, the notes were either purchased by the Company or converted into shares of the Company's common stock and are no longer outstanding.

On October 22, 1998, the Company closed on its new $500 million revolving credit facility with NationsBank, N.A. as principal agent. The facility expires on October 21, 2003. Outstanding amounts under the credit facility will bear interest at certain floating rates as specified by the credit facility. The credit facility contains certain affirmative and negative covenants relating to the Company's operations, including a prohibition on making any business acquisitions which would result in pro forma noncompliance with the related covenants if the acquired company would meet or exceed 10% of total assets or income on a consolidated basis. In addition, approval is required by the majority lenders at such time that the cash consideration of an individual acquisition exceeds 20% of consolidated shareholder's equity.


17.  AUTHORIZATION FOR REPURCHASE OF TREASURY SHARES

On October 31, 1998, the Company's Board of Directors authorized the repurchase of up to $200.0 million of the Company's common stock.